Exhibit 15.1

TIAN YUAN LAW FIRM

Unit 509 Tower A,

Corporation Square 35, Financial Street,

Xicheng District, Beijing 100033

P.R.China

Tel: (8610) 5776-3888;

Fax: (8610) 5776-3777.

Date: December 13, 2024

Bright Scholar Education Holdings Limited

Suites 6-7, The Turvill Building Old Swiss, 149 Cherry Hinton Road

Cambridge, England, CB1 7BX, United Kingdom

Dear Sirs:

We consent to the references to our firm under “Introduction—Permissions and Licenses Required from the PRC Authorities for Our Operations and Overseas Securities Offerings” “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business” “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the Jurisdictions Where We Operate” “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” and “Item 4. Information on the Company—A. History and development of the company” included in Bright Scholar Education Holdings Limited’s annual report on Form 20-F for the fiscal year ended August 31, 2024 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on December 13, 2024. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely yours,

Tian Yuan Law Firm

By:	/s/ Tian Yuan Law Firm

Date: December 13, 2024